Exhibit 3.5

CERTIFICATE OF ELIMINATION

OF

Series E Preferred stock

OF

GT BIOPHARMA, INC.

(Pursuant to Section 151(g) of the

Delaware General Corporation Law)

GT Biopharma, Inc., a Delaware corporation (the “Company”), does hereby certify that the following resolutions were duly adopted by the Company’s Board of Directors:

NOW, THEREFORE, BE IT RESOLVED, that no shares of the Company’s Series E Preferred Stock are outstanding and that no shares of the Series E Preferred Stock will be issued subject to the Certificate of Designations previously filed with respect to the Series E Preferred Stock;

RESOLVED FURTHER, that each officer of the Company (whether acting alone or together with any other officer) is hereby authorized, in the name and on behalf of the Company, to file with the Secretary of State of the State of Delaware a Certificate of Elimination pursuant to Section 151(g) of the Delaware General Corporation Law setting forth these resolutions in order to eliminate from the Company’s Restated Certificate of Incorporation, as amended, all matters set forth in the Certificate of Designations with respect to the Series E Preferred Stock; and

RESOLVED FURTHER, that when such Certificate of Elimination setting forth these resolutions becomes effective, it shall have the effect of eliminating from the Company’s Restated Certificate of Incorporation, as amended, all matters set forth in the Certificate of Designations with respect to the Series E Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be executed by its duly authorized officer on the date set forth below.

GT BIOPHARMA, INC.

By:	/s/ Alan Urban
Name:	Alan Urban
Title:	CFO
Date:	September 2, 2026